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                                                                       EXHIBIT 5

                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                            1500 NATIONSBANK PLAZA
                              300 CONVENT STREET
                           SAN ANTONIO, TEXAS 78205
                                (210) 270-0800

                                August 24, 1998

DATA RACE, Inc.
12400 Network Blvd.
San Antonio, Texas 78249

Gentlemen:

        We have acted as counsel to DATA RACE, Inc., a Texas corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Act"), pursuant to the Company's registration statement on Form S-3 (the "Registration Statement") of an aggregate of up to 4,931,082 shares of the Company's Common Stock, no par value (the "Common Stock"), issued or issuable from time to time by the Company to the Selling Shareholders (as defined in the Registration Statement) as follows:

(i) up to 2,905,782 shares (the "Conversion Shares") issuable upon conversion of the Company's Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, and Series F Convertible Preferred Stock (collectively, the "Preferred Stock"), issued and issuable hereafter to certain Selling Shareholders (the "Investors") in connection with a private placement of securities pursuant to a Purchase Agreement entered into as of July 24, 1998, between the Company and the Investors (the "Purchase Agreement");

(ii) up to 847,288 shares (the "Investors' Warrant Shares") issuable upon the exercise of Common Stock Purchase Warrants (the "Class A Warrants") issued and issuable hereafter to Investors purchasing Series D Convertible Preferred Stock pursuant to the Purchase Agreement and upon exercise of Common Stock Purchase Warrants (the "Class B Warrants") issued and issuable hereafter to Investors purchasing Series E and Series F Convertible Preferred Stock pursuant to the Purchase Agreement (the Class A and Class B Warrants to be collectively referred to as the "Warrants");

(iii) up to 452,831 shares (the "Other Warrant Shares") issuable upon the exercise of Class A Warrants issued to certain Selling Shareholders for services rendered to the Company; and

(iv) 2,025,300 shares (the "Consulting Shares") issued to certain Selling Shareholders pursuant to a consulting agreement between the Company and one such Selling Shareholder.










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DATA RACE, Inc.
August 24, 1998
Page 2

        We have, as counsel, examined such corporate records, certificates and other documents and reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed below. In rendering such opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures and the authenticity of all documents examined by us. As to various questions of fact material to such opinion, we have relied upon representations of the Company.

        We have further assumed that:

(a) all applicable state securities laws will have been complied with in connection with each Preferred Stock conversion and Warrant exercise;

(b) at the time of the issuance of the Conversion Shares and the Warrant Shares, the Company will have sufficient authorized and unissued shares of Common Stock available for issuance;

(c) the Conversion Shares will be converted in accordance with the applicable Statement of Designation, Rights and Preferences, and the Warrant Shares will be exercised in accordance with the applicable warrant agreement; and

(d) the Conversion Shares and the Warrant Shares will, upon issuance, be evidenced by appropriate certificates properly executed and delivered;


        Based upon the foregoing, and subject to such assumptions and qualifications, we are of the opinion that:


1. When issued to the holders of the Preferred Stock in accordance with the Purchase Agreement and the applicable Statement of Designation (as defined in the Purchase Agreement), the Conversion Shares will be duly authorized, validly issued, fully paid and nonassessable.

2. When issued to the holders of the Warrants upon the exercise thereof in accordance with the respective warrant agreements (including the payment of the exercise price specified therein), the Investors' Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable.

3. When issued to the holders of the Class A Warrants upon the exercise thereof in accordance with the respective warrant agreements (including the payment of the exercise price specified therein), the Other Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable.

4. The Consulting Shares are duly authorized, validly issued, fully paid and nonassessable.








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DATA RACE, Inc.
August 24, 1998
Page 3


        We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference of this firm under the caption "Legal Opinions" in the Prospectus contained therein. This opinion is to be used only in connection with the issuance of the Common Stock while the Registration Statement is in effect.

                                   Very truly yours,

                                   /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.